EXHIBITS 5 & 23.2



                      [Mays & Valentine, L.L.P. Letterhead]



            (804) 697-1265                             14679.002
                                January 24, 1997



Pinnacle Bankshares Corporation
622 Broad Street
Altavista, Virginia  24517

Gentlemen:

                        You propose to file today with the Securities and Exchange Commission a registration statement on Form S-4 (the "Registration Statement") relating to 719,025 shares of Pinnacle Bankshares Corporation Common Stock, $3.00 par value (the "Common Stock"), to be issued pursuant to the Agreement and Plan of Reorganization between Pinnacle Bankshares Corporation, The First National Bank of Altavista (the "Bank") and Pinnacle Bank, N.A., dated as of January 22, 1997(the "Agreement"), by which the Bank will be reorganized under a one-bank holding company structure (the "Reorganization"). Under the Agreement, the Company will issue shares of its stock on a three-for-one exchange basis on the Effective Date of the Reorganization.

                        We have been requested to furnish an opinion regarding certain legal matters to be included as an exhibit to the Registration Statement. The opinion set out below is rendered as of the date hereof and its applicability on any future date is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of Common Stock covered by the Registration Statement.

                        In connection with this opinion, we have examined such records and documents as we have deemed relevant and necessary in order to render this opinion.

                        We are of the opinion that:

                        The shares of Common Stock that may be issued under the Reorganization and that are the subject of the Registration Statement, when issued for the consideration provided for and in the manner and under the conditions set forth in the Agreement and the instruments under which they are granted, will be validly issued, fully paid and nonassessable; and




                        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                              /s/ Mays & Valentine